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                                                                    EXHIBIT 99.4


            TELEMATE.NET SOFTWARE PURCHASES $15 MILLION IN PREFERRED
                          STOCK OF VERSO TECHNOLOGIES


PROCEEDS USED BY VERSO TO PARTIALLY FUND ACQUISITION OF NACT TELECOMMUNICATIONS

ATLANTA--(BUSINESS Wire)--July 30, 2001 - Telemate.Net Software, (Nasdaq: TMNT - news), an Atlanta-based provider of proprietary Internet access, voice and IP network usage management, today announced that it has purchased $15 million of preferred stock of Verso Technologies, Inc. (Nasdaq: VRSO--news) in connection with Verso's acquisition of NACT Telecommunications, Inc.

Telemate.Net announced on May 7, 2001 that it had entered into a definitive merger agreement to be acquired by Verso and a related agreement to purchase up to $10 million of a new series of Verso preferred stock prior to the closing of this merger, contingent upon Verso's successful negotiation of a transaction to acquire NACT Telecommunications, Inc. The stock purchase agreement was modified on June 1, 2001 to increase the amount of the preferred stock investment to $15 million.

Verso used the proceeds to partially fund its acquisition of NACT as announced today by Verso. The Verso preferred stock has certain conversion and redemption rights but no voting rights.

Upon the expected completion of Telemate's merger transaction with Verso, the preferred shares will be retired and will no longer be outstanding. The preferred stock investment, along with imputed interest, will be deducted from Telemate.Net's $20 million unrestricted cash requirement as set forth in the merger agreement between Telemate.Net and Verso.

ABOUT VERSO TECHNOLOGIES, INC.

Since 1984, Verso Technologies, Inc. has been delivering best-of-breed software, services and support that ensure the reliability, scalability and availability of complex network infrastructures. Today, Verso is leveraging its telecommunications and networking expertise to launch full speed into the softswitch market. For more information on Verso Technologies, contact the company at www.verso.com or by calling 678.589.3500.

ABOUT TELEMATE.NET SOFTWARE, INC.

Telemate.Net Software, Inc. develops and markets Internet access and IP usage management, eBusiness intelligence and call accounting solutions. By extracting relevant information from a growing array of network sources, including firewalls, proxy servers, email servers, web servers, VoIP routers, and PBXs, Telemate.Net Software's reporting solutions deliver detailed perspectives to manage those network assets critical to a modern business. Telemate.Net Software solutions are available worldwide through direct sales, global distribution channels and partner programs.

Telemate.Net solutions have been installed in more than 14,000 customer sites worldwide, representing most commercial, industrial and service categories. Telemate.Net customers include: Arthur Andersen, Coca-Cola Bottling, Dayton-Hudson, International Paper, the IRS, National Steel, Parke-Davis Pharmaceutical Research, Sears Roebuck, and the U.S. Army.

FORWARD-LOOKING STATEMENTS

Certain statements in this release are forward-looking, including statements regarding the anticipated merger between Verso and Telemate.Net Software. Although Telemate.Net Software believes that its expectations are based on reasonable assumptions, there can be no assurance that actual results will not differ materially from those stated or implied herein. The merger
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between Verso and Telemate.Net may not be approved by the shareholders of the respective companies or the other conditions of closing may not be satisfied. If the merger of Verso and Telemate.Net does not close, Telemate.Net could be forced to hold the Verso preferred stock investment longer than currently anticipated. Other risks specific to Telemate.Net Software that may cause results to differ from any forward-looking statements made herein can be found in filings made by Telemate.Net Software with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q filed with the Commission on May 15, 2001 and in the combined prospectus/proxy statement filed with the Commission by Verso Technologies, Inc. on June 4, 2001.

Telemate and Telemate.Net are registered trademarks of Telemate.Net Software, Inc. eSpective, NetSpective and NetSpective WebFilter are trademarks of Telemate.Net Software, Inc. All other trade names and trademarks named herein are the property of their respective owners.

CONTACT:

Telemate.Net Software
Richard L. Mauro
rich@telemate.net
Janet Van Pelt
janetvp@telemate.net
770/936-3700
         or
Verso Technologies
Investor Relations
Jennifer Pepper, 678/589-3579
Jennifer.Pepper@verso.com